KPMG LLP
Chartered Accountants	Telephone (403) 691-8000
1200 205 — 5th Avenue SW	Telefax (403) 691-8008
Calgary AB T2P 4B9	www.kpmg.ca

AUDITORS’ REPORT TO THE SHAREHOLDER

We have audited the consolidated balance sheets of NOVA Gas Transmission Ltd. as at December 31, 2002 and 2001 and the consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

“Signed KPMG LLP”

Chartered Accountants

Calgary, Canada

February 25, 2003